Exhibit 10.1
Renegy Holdings Inc.
Robert M. Worsley
Christi M. Worsley
Robert M. Worsley and Christi M. Worsley
      Revocable Trust
3418 N. Val Vista Drive
Mesa, Arizona 85213
Dear Bob and Christi,
     The purpose of this letter is to outline our understanding regarding your commitment and obligations under your agreements with Renegy Holdings Inc. ( the “Company”) relating to the payment of Project Costs ( as defined in the Credit Agreement dated as of September 1, 2006, as amended, by and among Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC, CoBank, ACB, as Administrative Agent and Collateral Agent, the LC Issuer as defined therein, and the Lenders party thereto (the “Credit Agreement”), and as further defined in the Overrun Guaranty dated as of October 1, 2007 by and between you and the Company (the “Overrun Guaranty”)) and the provision of working capital to the Company. As you know, the Special Committee of the Board of Directors (the “Committee”) and the independent members of the Board of Directors have spent a substantial amount of time on the issues related to the Project Costs.
     After a great deal of deliberation by the Special Committee and with input from an outside expert, the Company and the Special Committee have agreed to the following and would like to confirm your acceptance of these provisions:
     1. Notwithstanding the definition of Project Costs in the Credit Agreement, the Contribution and Merger Agreement dated as of May 8, 2007, as amended, by and among you, the Company, and certain affiliated parties (the “Contribution and Merger Agreement”), and the Overrun Guaranty, the Committee and the Company have agreed (subject to your compliance with the provisions hereof) that the Company will pay $6.0 million of capital costs incurred beyond the budgeted Project Costs of $67,310,572 and the $2.0 million the Company agreed to pay under the Overrun Guaranty because the expenditure of the $6.0 million in additional capital costs is expected to enhance the biomass plant being developed by a subsidiary of the Company and further increase its efficiency, reliability and long-term operating performance so as to decrease the need for costly future maintenance. The Company has no obligation to pay for any Project Costs beyond the $2.0 million agreed upon in the Overrun Guaranty and the $6.0 million described in this paragraph.

     2. For the avoidance of doubt, if you default on the terms of this Agreement, your obligations under this Agreement shall not be subject to either the Basket or the Cap in the Contribution and Merger Agreement. Consistent with the terms of the Overrun Guaranty, any claims the Company may make for payment under the Overrun Guaranty or for breach of this Agreement or any obligation to make payment contained herein shall be satisfied by you solely in cash.
     3. On or before March 5, 2008, you will deposit a minimum of $5.0 million in the Company’s general operating account at Comerica Bank for the purpose of ensuring timely payment of Project Costs and the Company shall have the right to draw upon the balance in the account to pay Project Costs in excess of those the Company has agreed to pay in paragraph 1 above. To the extent that you secure a personal line of credit to fund the $5.0 million potential obligation for Project Costs, the Company shall pay you interest on the $5.0 million deposited in the Company’s account until such amount is used for purposes of paying Project Costs in excess of those that the Company has agreed to pay in paragraph 1 above, calculated at the same rate of interest as you are required to pay under such personal line of credit and assuming that none of such amount is spent to pay such Project Costs until all amounts that the Company has agreed to pay under Paragraph 1 have first been spent to pay such Project Costs. To the extent that you are unable to make the deposit of the $ 5.0 million required hereby on or before March 5, 2008, you agree to take all actions requested by the Company to pledge to the Company as security for this obligation 1.0 million shares of your Renegy Holdings Inc. common stock. The Company agrees to subordinate or release such security interest in favor of the lender under such personal line of credit concurrent with the funding of the $5.0 million. The Special Committee agrees that it will take necessary actions to waive the restrictions on pledging of your shares set forth in the Contribution and Merger Agreement so that you can meet your obligations under this agreement. By March 5, 2008, and by the 5th day of each month thereafter, or the next business day if the 5th is not a business day, the Company will submit to you a Work Breakdown Schedule (WBS). You will fully cooperate with the officers of the Company to complete the WBS in accordance with such deadlines. On or before the 10th day of each month, you will fund the Company’s general operating account with the additional dollar amount, if any, necessary as reflected in the immediately preceding WBS to ensure funding of aggregate estimated Project Costs in excess of the originally budgeted amount of $67,310,572, less the $8.0 million the Company has agreed to pay in accordance with Paragraph 1 hereof and the $5.0 million you will deposit in accordance with this Paragraph 3.
     4. On the date hereof, you will establish a line of credit in favor of the Company that will provide for funds to be immediately available to the Company on or before March 31, 2008 in the amount of $6.0 million. In no event shall you be entitled to enforce any of your rights to collect moneys under the line of credit at any time that you are in default in your obligations to provide funding hereunder, under the Overrun Guaranty (as modified hereby), or under the line of credit. The terms of the line of credit shall be separately documented and shall include terms and conditions that are customary for transactions of this type. In the event that you are unable to establish by March 5, 2008 for the Company the line of credit provided for in paragraph 5 below, you agree that you will use your best efforts to grant the Company a security interest in your personal assets to secure your obligations to provide this $6.0 million line of credit. The Company agrees to release such security interest concurrent with the funding of the $6.0 million.
     5. You agree to personally guarantee a line of credit for an amount of $6 million to be established for the Company at a bank or other financial institution reasonably acceptable to the Company that shall be on commercially reasonable terms that are acceptable to the Company in its reasonable discretion. Upon the establishment of the line of credit or at such time as the Company secures alternative debt or equity financing in an amount of a minimum of $6.0 million, your obligation to provide a line of credit to the Company under paragraph 4 will be released under the terms of the separate documentation of that line of credit.
     6. You hereby confirm that you have sufficient net worth and will use your commercially reasonable efforts to make your personal assets sufficiently liquid to pay for the Project Costs in excess of those the Company has agreed to pay in paragraph 1 above, to provide the line of credit in favor of the Company as provided in paragraph 4 above, and to support the personal guarantee described in paragraph 5 above. You further agree that subject to force majeure or market conditions beyond your control, you will maintain such net worth and sufficient liquidity during all times required hereunder.
     7. You agree that this Agreement is personal to you and that it is not assignable without the written consent of the Company. The Company shall have the right to assign the rights, benefits and obligations of this agreement to its successors and assigns.
     8. You agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without limiting the availability of any other remedies, each of the parties to this agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).
     Once agreed and accepted by you, this letter agreement shall be an enforceable amendment to the Contribution and Merger Agreement and the Overrun Guaranty and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. You agree that there is sufficient consideration for this agreement. Except as specified in this letter agreement, all terms and conditions of the Contribution and Merger Agreement and the Overrun Guaranty shall remain in full force and effect. Unless otherwise defined herein, all capitalized terms in this letter agreement shall have the same meanings as set forth in the Contribution and Merger Agreement and the Overrun Guaranty.

Very truly yours, Ricardo Levy, Chair of the Special Committee of the Board of Directors Renegy Holdings, Inc.
/s/ Robert Zack

Robert Zack, Chief Financial Officer
Renegy Holdings, Inc.

Accepted and agreed as of this
12th day of February, 2008

/s/ Robert M. Worsley Robert M. Worsley

/s/ Christie M. Worsley Christie M. Worsley
Robert M. Worsley and Christi M. Worsley Revocable Trust

/s/ Robert M. Worsley	/s/ Christie M. Worsley
Robert M. Worsley, Trustee	Christi M. Worsley, Trustee